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                         June 25, 2024

       Jacob Marinka
       Chief Executive Officer
       Arbe Robotics Ltd.
       HaHashmonaim St. 107
       Tel Aviv-Yafo, Israel

                                                        Re: Arbe Robotics Ltd.
                                                            Registration
Statement on Form F-3
                                                            Filed June 18, 2024
                                                            File No. 333-280319

       Dear Jacob Marinka:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Marion
Graham at 202-551-6521 with any questions.




                         Sincerely,


                         Division of Corporation Finance

                         Office of Technology